FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) is dated as of December 20, 2013, by and among ARC Document Solutions, Inc., a Delaware corporation (the “Company”), the Guarantors named on the signature pages hereto and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

A. The Company, the Guarantors and the Trustee have executed and delivered the Indenture, dated as of December 1, 2010 (as amended and supplemented prior to the date hereof, the “Indenture”), providing for the issuance of the Company’s 10.5% Senior Notes due 2016 (the “Notes”).

B. The Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated December 3, 2013 (the “Statement”) and the related consent and letter of transmittal that applies to the Notes.

C. Pursuant to and in accordance with Section 9.2 of the Indenture, the Company has obtained, on or prior to the date hereof, the consent of a majority in aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or its affiliates) voting as one class to the amendments to the Indenture set forth in this Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE I

Section 1.1 Deletion of Definitions and Related References.

Article I of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references in the Indenture are eliminated as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

Section 2.1 Amendments to Articles III, IV, V and VI.

(a) The first paragraph of Section 3.1 of the Indenture is replaced in its entirety with the following:

“If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least three (3) Business Days before a Redemption Date, an Officers’ Certificate setting forth (i) the section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.”

(b) Sub-paragraph (a) of Section 3.7 of the Indenture is replaced in its entirety with the following:

“(a) The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after December 15, 2013, upon not less than three (3) Business Days nor more than 30 days’ notice (except that redemption notices may be mailed more than 30 days prior to a Redemption Date if the notice is issued in connection with a defeasance of Notes or a satisfaction and discharge of this Indenture) at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the Redemption Date), if redeemed during the 12 month period beginning December 15 of the years indicated:”

(c) Subject to Section 3.5 hereof, the Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety and inserting in lieu thereof the phrase “Intentionally Omitted”:

Section 4.2 Maintenance of Office or Agency

Section 4.5 Taxes

Section 4.6 Stay, Extension and Usury Laws

Section 4.7 Limitation on Restricted Payments

Section 4.8 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

Section 4.9 Limitation on Incurrence of Debt

Section 4.10 Limitation on Asset Sales

Section 4.11 Limitation on Transactions with Affiliates

Section 4.12 Limitation on Liens

Section 4.13 Offer to Purchase upon Change of Control

Section 4.14 Corporate Existence

Section 4.15 Limitation on Business Activities

Section 4.16 Additional Note Guarantees

Section 4.17 Limitation on Creation of Unrestricted Subsidiaries

Section 4.19 Excess Cash Flow

Section 5.1 Merger, Consolidation or Sale of Assets

Section 5.2 Successor Corporation Substituted

Section 6.1 Events of Default (clauses (3), (4), (6), (7), (8) and (9)(i))

Section 2.2 Amendments to Notes.

(a) Sub-paragraph (a) of Section 5 of the Notes is replaced in its entirety with the following:

“(a) The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after December 15, 2013, upon not less than three (3) Business Days nor more than 30 days’ notice (except that redemption notices may be mailed more than 30 days prior to a Redemption Date if the notice is issued in connection with a defeasance of Notes or a satisfaction and discharge of this Indenture) at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the Redemption Date), if redeemed during the 12 month period beginning December 15 of the years indicated:”

(b) Section 8 of the Notes is replaced in its entirety with the following:

“(8) Notice of redemption. Notice of redemption shall be mailed at least three (3) Business Days but not more than 30 days before the Redemption Date to each Holder whose 10.5% Senior Notes are to be redeemed at its registered address. 10.5% Senior Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the 10.5% Senior Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest ceases to accrue on the 10.5% Senior Notes or portions hereof called for redemption so long as the Company timely delivers funds to the Trustee for such redemption.”

(c) Subject to Section 3.5 hereof, the Notes are hereby amended by deleting the following provisions of the Notes and all references thereto in their entirety and inserting in lieu thereof the phrase “Intentionally Omitted”:

Section 7. Repurchase At the Option of Holder, and

Clauses (3), (4), (6), (7), (8) and (9)(i) of Section 12. Defaults and Remedies.

ARTICLE III

Section 3.1 Definitions.

Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

Section 3.2 Confirmation of Indenture.

Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict, the provisions of this Supplemental Indenture shall control.

Section 3.3 Concerning the Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

Section 3.4 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.5 Effectiveness.

The provisions of this Supplemental Indenture shall be effective immediately upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of Article II of this Supplemental Indenture shall become operative only upon the acceptance for purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Statement (excluding any Notes owned by the Company).

Section 3.6 Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.7 Severability.

In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 3.8 Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.9 Successors.

All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ARC DOCUMENT SOLUTIONS, INC.

By:	/s/ John Toth
Name:	John Toth
Title:	Chief Financial Officer

GUARANTORS:

AMERICAN REPROGRAPHICS COMPANY, L.L.C.

By:	/s/ John Toth
Name:	John Toth
Title:	Manager and Chief Financial Officer

ARC ACQUISITION CORPORATION

By:	/s/ John Toth
Name:	John Toth
Title:	Chief Financial Officer

ERS DIGITAL, INC.

By:	/s/ Dilantha Wijesuriya
Name:	Dilantha Wijesuriya
Title:	Chief Financial Officer

LICENSING SERVICES INTERNATIONAL, LLC

By:	/s/ Dilantha Wijesuriya
Name:	Dilantha Wijesuriya
Title:	Vice President

MIRROR PLUS TECHNOLOGIES, INC.

By:	/s/ Dilantha Wijesuriya
Name:	Dilantha Wijesuriya
Title:	Chief Financial Officer

PLANWELL, LLC

By:	/s/ Dilantha Wijesuriya
Name:	Dilantha Wijesuriya
Title:	Manager and Chief Financial Officer

REPROGRAPHICS FORT WORTH, INC.

By:	/s/ Dilantha Wijesuriya
Name:	Dilantha Wijesuriya
Title:	Vice President

RIDGWAY’S, LLC

By:	/s/ John Toth
Name:	John Toth
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
Name:	Michael Tu
Title:	Assistant Vice President